EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 8-K of Aztar Corporation of our report dated February 4, 2002, except for notes 1 and 8, as to which the date is February 28, 2002, relating to the financial statements of Tropicana Enterprises, which appear in Aztar Corporation's annual report on Form 10-K for the year ended January 3, 2002.

PRICEWATERHOUSECOOPERS LLP

Phoenix, Arizona

March 12, 2002